EXHIBIT 4.3

Magic Software Enterprises Ltd.
2007 INCENTIVE COMPENSATION PLAN

Magic Software Enterprises Ltd., an Israeli corporation, has adopted the “Magic Software Enterprises Ltd. 2007 Incentive Compensation Plan” for the benefit of employees, Non-Employee Directors, officers and Consultants of the Company and any Subsidiaries and Affiliates thereof, as follows:

ARTICLE I.
ESTABLISHMENT; PURPOSES; AND DURATION

1.1    Establishment of the Plan. The Company hereby establishes this Plan, as set forth in this document. The Plan permits the grant of Stock Options, Restricted Stock, Restricted Stock Units, and Performance Awards. The Plan was adopted by the Board of Directors on August 7, 2007 and shall become effective immediately following such Adoption Date, provided that the Plan is approved by the holders of a majority of the outstanding Shares of the Company within twelve (12) months following such Effective Date. If the Plan is not so approved by the Company’s shareholders, the Plan shall not become effective, shall terminate immediately, and any Awards previously granted thereunder shall thereupon be automatically canceled, expired, and deemed to have been null and void. The Plan shall remain in effect as provided in Article XI below.

1.2.     Purposes of the Plan. The purposes of the Plan are: (i) to provide incentives to Non-Employee Directors, officers, Employees and Consultants of the Company, its Subsidiaries and its Affiliates, whose substantial contributions are essential to the continued growth and success of the business of the Company; (ii) to strengthen the Participants’ commitment to the Company; (iii) to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company; and (iv) to align the interests of such Participants with the interests of the shareholders of the Company.

ARTICLE II
DEFINITIONS

Wherever used in the Plan, capitalized terms shall have the meanings set forth below:

2.1.     “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for the purposes of the Plan by the Committee.

2.2.     “Adoption Date” means August 7, 2007 – the date the Plan was adopted by the Board of Directors of the Company.

2.3.     “Award” means, individually or collectively, a grant under the Plan of Stock Options, Restricted Stocks, Restricted Stock Units, or Performance Awards.

2.4.     “Award Agreement” means either:

        (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to such Award, or

        (b) a written or electronic statement issued by the Company to a Participant, and approved by the participant’s electronic signature, setting forth the terms and provisions applicable to such Award.

2.5.     “Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

2.6.     “Board” or “Board of Directors” means the Board of Directors of Magic Software Enterprises Ltd., or its successor company, as the case may be.

2.7.     “Cause” means Termination due to (i) breach of the Participant’s duty of loyalty towards the Company, or (ii) breach of the Participant’s duty of care towards the Company, or (iii) the commission any flagrant criminal offense by the Participant, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Participant, or (v) any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Company, or (vi) any other intentional misconduct by the Participant (by act or omission) adversely affecting the business or affairs of the Company in a material manner, or (vii) any act or omission by the Participant which would allow for the Termination of the Participant’s employment without severance pay, according to any applicable law.

2.8.     “Company” means Magic Software Enterprises Ltd., an Israeli corporation, and its Subsidiaries and Affiliates – unless the context implies otherwise.

2.9.     “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

    (iv)        a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares of the Company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

        Whether a transaction is a “Corporate Transaction” as defined above, shall be finally and conclusively determined by the Committee in its absolute discretion.

2.10.     “Committee” means the Option Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.11.     “Consultant” means an independent contractor who performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.12.     “Director” means any individual who is a member of the Board of Directors of the Company or one of its Subsidiaries or Affiliates.

2.13     “Disability” means the inability to engage in any substantial gainful occupation for which the Participant is suited by education, training or experience, by reason of any medically determinable physical or mental impairment that is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

2.14.     “Effective Date” means the date immediately following the Adoption Date, in which the plan shall become immediately effective, subject to the terms provided in Article I above.

2.15.     “Employee” means any person designated as an employee of the Company on the payroll records thereof (including an individual who is serving as a director or an office holder).

2.16.     “Exchange Act” means the Securities Exchange Act of 1934, as may be amended from time to time, including the rules and regulations promulgated thereunder, and any successor provisions, rules and regulations thereto.

2.17.     “Fair Market Value” means (a) if the Shares are traded on an established securities market, the closing price of the Shares as reported by such market for the last trading day before the relevant date, or (b) if the Shares are not traded on an established securities market, the value of the Shares as determined by the Committee by the reasonable application of a reasonable valuation method consistently applied, as the Committee deems appropriate.

2.18.     “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.19.     “Non-Employee Director” means a Director who is not an Employee.

2.20.     “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.21.     “Option” or “Stock Option” means a Stock Option, as described in Article VI.

2.22.     “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23.     “Participants” mean Non-Employee Directors, officers, Employees, Consultants and any other eligible individuals, who hold one or more outstanding Awards (as set forth in Article V).

2.24.     “Performance Award” means an Award which vesting or waiver of restrictions, as the case may be, is subject to certain performance conditions.

2.25.     “Period of Restriction” means the period during which Shares of Restricted Stock are subject to substantial risk of forfeiture and to limitations on its transfer, as provided in Article VII, or Restricted Stock Units are subject to a vesting period, as the case may be.

2.26.     “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.27    "Plan" means the "Magic Software Enterprises Ltd. 2007 Incentive Compensation Plan".

2.28.     “Prior Option Plans” means the Company’s 1991 Stock Option Plan and 2000 Stock Option Plan.

2.29.     “Restricted Stock” or “RS” means an Award granted to a Participant pursuant to Article VII.

2.30.     “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Article VII.

2.31.     “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as may be amended from time to time.

2.32     “Sale” means the sale of all or substantially all of the issued and outstanding share capital of Magic Software Enterprises Ltd. Whether “all or substantially all of the issued and outstanding share capital of Magic Software Enterprises Ltd.” is to be sold, shall be finally and conclusively determined by the Board in its absolute discretion.

2.33.     “Share” means an Ordinary Share of Magic Software Enterprises Ltd., par value NIS 0.10 per share, (subject to adjustments as set forth in Article X below).

2.34.     “Subsidiary” means any present or future corporation, which is, or would be, a “subsidiary corporation” of the Company as determined by the Committee.

2.35.     “Successor Entity Award” means securities of any successor entity, as provided in Section Article X below.

2.36.     “Termination” means the time when a Participant ceases to be employed by, or to provide services to, the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, Disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, and (b) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

2.37.     “Termination Date” means (i) the date on which the employee-employer relationship between the Participant and the Company ceases to exist, or (ii) if the Participant is a contractor or Consultant – the date on which the consulting or contractor agreement between the Participant and the Company expires, or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement, or (iii) if the Participant is a Director – the date on which the Participant ceases to serve as a director of the Company.

2.38.     “Voting Securities” shall mean, with respect to any Person that is a corporation, all outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

ARTICLE III.
ADMINISTRATION

3.1.     General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee. In addition, if and to the extent that a Committee is not established, or does not or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations of any applicable law (in such event the term Committee shall mean the Board, wherever used).

Without derogating from the powers of the Committee, the Board shall have the power and authority to change, in respect of certain participants, the definition of the terms defined in Article II above, including without limitation, the definition of the terms ‘Corporate Transaction’ and ‘Cause’.

3.2.     Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.3.     Authority of the Committee. The Committee shall have full discretionary authority to grant or, when so restricted by applicable law, recommend the Board to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Articles of Association of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

    (a)        select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

    (b)        determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

    (c)        determine the sizes and types of Awards;

    (d)        determine the terms and conditions of Awards, including the Option Prices of Options, the terms under which the Awards shall vest and becomes exercisable, including in connection with performance conditions, etc;

    (e)        grant Awards as an alternative to, or as the form of payment for, grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

    (f)        grant substitute Awards on such terms and conditions as the Committee may prescribe;

    (g)        make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, Disability, retirement or in connection with a Corporate Transaction, if applicable, and whether a leave constitutes a Termination;

    (h)        construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

    (i)        establish and administer any performance goals in connection with any Awards, including performance criteria and applicable performance periods if applicable, determine the extent to which any performance goals and/or other terms and conditions of an Award are met (or are not met);

    (j)        establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

    (k)        make all valuation determinations relating to Awards and the payment or settlement thereof;

    (l)        waive restrictions and limitations, or accelerate the vesting or exercisability of any Award;

    (m)        offer to buy-out an Award previously granted, based on such terms and conditions as the Committee shall establish with, and communicate to, the Participant at the time such offer is made;

    (n)        determine whether, and to what extent, and under what circumstances, Awards may be settled in cash, Shares or other property or canceled or suspended; and

    (o)        exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4.     Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted, provided, however, that such date shall not be prior to the date such grant is approved by the Board. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement.

3.5.     Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. To the extent permitted by applicable law, all determinations, decisions, actions and interpretations made by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement.

ARTICLE IV.
SHARES SUBJECT TO THE PLAN

4.1.     Number of Shares Available for Grants. The Shares subject to the Plan may be either authorized and unissued shares or previously issued shares acquired by the Company, or any Subsidiary. Subject to adjustment as provided in Article X, the total number of Shares that may be delivered pursuant to Awards under the Plan and under the Company’s Prior Option Plans shall not exceed 1,500,000 Shares in the aggregate. The Company shall reserve at all times sufficient number of Shares for the purposes of granting Awards under the plan.

4.2     If any Awards shall expire, terminate, cancel or be forfeited, as the case may be, without having been fully exercised or satisfied by the issuance of Shares – then the Shares subject to such Award shall be available again for delivery in connection with future Awards under the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1.     Eligibility. Employees, Directors, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan.

5.2.     Actual Participation. Subject to the provisions of the Plan and to any applicable law, the Committee may, from time to time, select Participants from all eligible Employees, Directors, Non-Employee Directors, and Consultants, and shall determine the nature and amount of each Award (as further detailed in Article III above).

ARTICLE VI.
STOCK OPTIONS

6.1.     Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants, in such number, and upon such terms, and at any time, and from time to time, as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or, automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option, or within the control of others.

6.2.     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan.

6.3.     Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement. Unless determined otherwise by the Board, the Option Price shall be equal to, or higher than, the Fair Market Value of the Company’s shares.

6.4.     Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant.

6.5.     Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. The vesting period, pursuant to which such Options shall vest, shall be determined by the Committee and set forth in the Award Agreement.

6.6.     Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the aggregate Option Price for such Shares, which shall include applicable taxes, if any, in accordance with Article XII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with all applicable laws, or (y) withholding of Shares otherwise deliverable to the Participant pursuant to the Option, having an aggregate Fair Market Value at the time of exercise, equal to the total Option Price, and (z) a “net exercise”, that complies with all applicable laws.

6.7.     Rights as a Shareholder. No Participant or other person shall become the owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8.     Termination of Employment or Service. Except as otherwise provided in the Award Agreement and/or determined by the Committee, an Option shall cease to become exercisable upon Termination of the Participant thereof.

     6.8.1        Employees. Notwithstanding the foregoing and unless determined otherwise by the Committee, in the event of Termination, all Options theretofore granted to such Participant when such Participant was an Employee of the Company, shall terminate as follows:

(a) All such Options that are not vested on the Termination Date shall terminate immediately.

    (b)        If the Participant’s Termination is by reason of such Participant’s death or Disability, such Options (to the extent vested at the Terminations date) shall be exercisable by the Participant or the Participant’s guardian, legal representative, estate or other person to whom the Participant’s rights are transferred by will or by laws of descent or distribution, at any time until the lapse of twelve (12) months from the Termination Date (but in no event after the expiration date of such Options), and shall thereafter terminate.

    (c)        If the Participant’s Termination is due to any reason other than those stated in Sections 6.8.1(b), and 10.1(d) herein, such Options (to the extent vested on the Terminations date) shall be exercisable at any time until the lapse of three (3) months from the Termination Date (but in no event after the expiration date of such Options), and shall thereafter terminate; provided, however, that if the Participant dies within such period, such Options (to the extent vested on the Termination Date) shall be exercisable by the Participant’s legal representative, estate or other person to whom the Participant ‘s rights are transferred by will or by laws of descent or distribution at any time until the lapse of twelve (12) months from the Termination Date (but in no event after the expiration date of such Options), and shall thereafter terminate.

(d) Notwithstanding the aforesaid, if the Participant’s Termination is for Cause, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

    (e)        Whether a Termination is by reason of “Disability” for the purposes of paragraph 6.8.1(b) hereof, or is a Termination other than by reason of such Disability, or is for Cause as set forth in paragraph 6.8.1(d) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

(f) Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the specified expiration of the term of such Option.

     6.8.2        Directors, Consultants and Contractors. In the event that a Participant, who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such, the provisions of Sections 6.8.1(a), 6.8.1(b), 6.8.1(c), 6.8.1(d), 6.8.1(e) and 6.8.1(f) above shall apply, mutatis mutandis.

    6.8.3        Notwithstanding the foregoing provisions of this Section 6.8, the Committee shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

    (a)        Extend the period of time for which the Option is to remain exercisable following the Termination Date to such greater period of time, as the Committee shall deem appropriate, but in no event beyond the specified expiration of the term of the Option; and/or

    (b)        Permit the Option to be exercised, during the applicable exercise period following the Termination Date, not only with respect to the number of Shares for which such Option is exercisable at the Termination Date but also with respect to one or more additional installments in which the Participant would have vested under the Option had the Participant continued in the employ or service of the Company.

ARTICLE VII.
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1.     Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts, as the Committee shall determine. Subject to the terms and conditions of this Article VII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 7.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

7.2.     Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other terms and provisions as the Committee shall determine in accordance with the Plan. Unless determined otherwise by the Board, the Restricted Stock and/or Restricted Stock Unit Award shall not be purchased for less than the Share’s par value.

7.3.     Non-Transferability of Restricted Stock/Restricted Stock Unit. Except as provided in this Article VII, Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement/Restricted Stock Unit Award Agreement.

7.4.     Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service or employment, as the case may be, as a Non-Employee Director, Employee, Director or Consultant, of the Company, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

7.5.     Delivery of Shares, Payment of Restricted Stocks/Restricted Stock Units. Subject to Section 14.5, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock/Restricted Stock Units, and after all conditions and restrictions applicable to such Shares of Restricted Stock/Restricted Stock Units have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant, and, such Restricted Stock Units shall be settled by an automatic delivery of Shares.

7.6.     Certificates of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, or on his behalf, as applicable. Such certificate(s) may contain appropriate legends or other limitations, as required under any applicable law, pursuant to the conclusive determination and consideration of the Secretary of the Company.

7.7.     Voting Rights of Restricted Stocks. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

7.8.     Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of any shares or securities are received as a stock-dividend of Shares of Restricted Stock, any new or additional Shares or securities shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

7.9.     Termination of Employment or Service. Except as otherwise provided in this Section 7.9, during the Period of Restriction, any Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company and, in the case of RSUs, any RSUs held by a Participant shall expire, upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement in connection with RS/RSU, shall set forth the extent to which, if at all, the Period of Restrictions shall continue to be counted, following such participant’s Termination of employment or service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE VIII.
TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

8.1     Unless determined otherwise by the Committee, no Award shall be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant to whom granted, otherwise than by will or the laws of descent and distribution, and an Options may be exercised and/or a RSU may vest, and/or restrictions pursuant to a RS may be waived, during the lifetime of the Participant, only by such Participant or by such Participant’s guardian or legal representative. The terms of such Award shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Participant.

8.2     Underwriter’s Lock-up. The Participant’s rights to sell Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, from time to time, or upon a specific occurrence, and the Participant unconditionally agrees and accepts any such limitations.

ARTICLE IX.
RIGHTS OF PARTICIPANTS

9.1.     Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

    (a)        Give any Employee, Director, or Non-Employee Director or Consultant the right to be retained in the service of the Company, or provide service to the Company, as the case may be, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

    (b)        Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause.

9.2.     Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

9.3.     Vesting. Notwithstanding any other provision of the Plan, unless determined otherwise by the Committee, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or Consultant or continued employment as an Employee, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award.

9.4.     No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise.

ARTICLE X.
ADJUSTMENTS

10.1.     Adjustments in Authorized Shares. In the event of any reclassification, recapitalization, merger or consolidation, reorganization, stock dividend or other distribution in securities of the Company, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, that proportionally apply to all shares of the Company, the Committee, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options) of securities subject to outstanding Awards; and other value determinations applicable to outstanding Awards, as determined by the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications, as determined by the Committee, in the terms of any outstanding Awards to reflect such changes in the Company’s share capital, including modifications of performance goals and changes in the length of performance periods, if applicable. All determinations of the Committee as to adjustments or changes, if any, under this Section 10.1 shall be conclusive and binding on the Participants.

10.2.     Liquidation. Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Award shall terminate as of a date fixed by the Committee and give each Participant (1) the right to exercise his Option, including any Option that would not otherwise be exercisable, or (2) the right to have his/her RSU vested, including any RSU that would not otherwise be vested and/or the restrictions pursuant to his RS waived.

10.3.     Corporate Transaction.

    (a)        In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Award may, among other things, at the sole and absolute discretion of the Committee, either:

    (i)        Be substituted for a Successor Entity Award such that the Participant may exercise the Successor Entity Award or have it vested, as the case may be, for such number and class of securities of the successor entity which would have been issuable to the Participant in consummation of such Corporate Transaction, had the Option been exercised or the RSU have been vested, immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for purposes of calculating the number of Successor Entity Awards granted to each Participant ; or

    (ii)        Be assumed by any successor entity such that the Participant may exercise the Option or have his/her RSU vest, for such number and class of securities of the successor entity which would have been issuable to the Participant in consummation of such Corporate Transaction, had the Option been exercised or the RSU been vested immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting of the Awards and such other terms and factors that the Committee determines to be relevant for this purpose.

In the event of a clause (i) or clause (ii) action, (1) appropriate adjustments shall be made to the Option Price per Share to reflect such action; and/or (2) the Participant shall pay the aggregate par value of each additional Share issued to him/her in respect of his/her RSU, if applicable.

    (b)        Immediately following the consummation of the Corporate Transaction, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

    (c)        Notwithstanding the foregoing, and without derogating from the power of the Committee pursuant to the provisions of this Plan, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 10.4(a)(i) or 10.4(a)(ii) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity.

10.4.     Sale. Subject to any applicable law, to the provisions of the Articles of Association of the Company, and to the Board’s sole and absolute discretion, in the event of Sale, each Participant shall be obligated to participate in the Sale and sell his or her Shares and/or Awards in the Company, provided, however, that each such Share or Award shall be sold at a price equal to that of any other Ordinary Share sold under the Sale (and, unless determined otherwise by the Board, (1) in respect of Options, minus the applicable Option Price; and (2) in respect of RSUs, minus the par value of the Share), while accounting for changes in such price due to the respective terms of any such Award, and subject to the absolute discretion of the Board.

10.5.     No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE XI.
TERM AND AMENDMENT, MODIFICATION, AND TERMINATION

11.1     Duration of the Plan. The Plan shall commence on the Effective Date and terminate upon the earliest of (i) the expiration of the ten (10) year period measured from the Effective Date, or (ii) the termination of all outstanding Awards in connection with a Corporate Transaction, or (iii) in connection with, and as a result of, any other relevant event, including the Plan’s termination by the Board. All Awards outstanding at the time of a clauses (i) and/or (iii) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Awards.

11.2     Amendments. Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, amend, alter, extend or terminate the Plan, as it deems advisable, including without limitation, change the vesting and exercise periods. In addition, in the event the Committee wishes to grant Awards to non-Israeli Participants, the Committee may adopt, as part of this Plan and based on it, sub-plans, in order to comply with all relevant and applicable laws and regulations of the country of residence of such Participants.

11.3     Amendments that impair Participant’s Rights. In addition, no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (1) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), or (2) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.

ARTICLE XII.
TAX WITHHOLDING AND OTHER TAX MATTERS

12.1.     Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all taxes due in respect of such Award or payment and take any such other actions as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

ARTICLE XIII.
LIMITS OF LIABILITY; INDEMNIFICATION

13.1.     Limits of Liability.

    (a)        None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

    (b)        Subject to any applicable law, each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a Director. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability in the performance of their duties.

    (c)        The Company shall not be liable towards a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction, the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

13.2.     Indemnification. Subject to the requirements of applicable law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including counsel fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof.

ARTICLE XIV.
MISCELLANEOUS

14.1.     Participant’s reimbursement. If the Company is required to prepare an accounting restatement (1) due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant knowingly or with gross negligence engaged in such misconduct, or knowingly or with gross negligence failed to prevent such misconduct, or if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement, and (2) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Company the amount of any such reduction previously paid in settlement of such Award.

14.2.     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3.     No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume awards or other rights otherwise than under the Plan.

14.4.     Section 16 of Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations.

14.5.     Requirements of Law; Limitations on Awards.

    (a)        The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    (b)        The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. Any such restrictions shall be set forth in the applicable Award Agreement, and/or the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

14.6.     Governing Law. The Plan and, except as provided below or in an applicable sub-plan, each Award Agreement to a Participant shall be governed by the laws of the State of Israel, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the courts in Tel-Aviv, Israel, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

14.7.     No Fractional Shares. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award and any such fractions shall be rounded to the nearest whole number.

14.8.     Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Director, Non-Employee Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to: (a) Determine which Affiliates and Subsidiaries shall be covered by the Plan; (b) Determine which Employees, Non-Employee Directors and/or Consultants are eligible to participate in the Plan; (c) Establish sub-plans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 14. 8 by the Committee shall be attached to the Plan as appendices; and (d) Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.